SEC Form 4, Schedule A

1.	Name and Address of Reporting Person:
		Joseph M. Field
		c/o Entercom Communications Corp.
		401 City Avenue, Suite 809
		Bala Cynwyd, PA 19004

2.	Issuer Name/Symbol:
		Entercom Communications Corp. (ETM)

3.	Statement for Month/Day/Year:
		September 15, 2003


Trade Date	Shares	Price


09/15/03	300	$48.26
09/15/03	500	$48.25
09/15/03	300	$48.12
09/15/03	100	$48.11
09/15/03	100	$48.07
09/15/03	200	$48.05
09/15/03	200	$48.04
09/15/03	200	$48.02
09/15/03	800	$48.01
09/15/03	500	$48.00

TOTAL		3,200